EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Datawatch Corporation on Forms S-8 (Nos. 333-180934, 333-134291, 333-134015, 333-104011, 333-84312, 333-57244, 333-34312 and 333-39627) of our report dated December 21, 2012, with respect to our audits of the consolidated financial statements of Datawatch Corporation and subsidiaries as of September 30, 2012 and 2011 and for each of the three years in the period ended September 30, 2012, which report is included in this Annual Report on Form 10-K of Datawatch Corporation for the year ended September 30, 2012.

/s/ Marcum LLP
Marcum LLP

Boston, Massachusetts
December 21, 2012